EXHIBIT 23


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                        INDEPENDENT ACCOUNTANT'S CONSENT

The Board of Directors and Stockholders
SWVA Bancshares, Inc.


         We consent to incorporation by reference in the Registration Statement on Form S-8, of our report dated August 14, 2000, relating to the consolidated statements of financial condition of SWVA Bancshares, Inc. and subsidiaries as of June 30, 2000 and 1999 adn the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended June 30, 2000, which report appears in the June 30, 2000 annual report on Form 10-KSB of SWVA Bancshares, Inc.


                                    /s/ Cherry, Bekaert & Holland, L.L.P.
                                    --------------------------------------------
                                    Cherry, Bekaert, & Holland, L.L.P.


Lynchburg, Virginia
September 25, 2000